                                                                       EXHIBIT 5

                                          February 23, 1998

Securities and Exchange Commission
450 Fifth Avenue
Washington, D.C. 20549

          RE:  AEROFLEX INCORPORATED
            REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

     Reference is made to the filing by Aeroflex Incorporated (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 2,500,000 shares of Common Stock of the Company, par value $.10 per share (the "Common Stock").

     As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

          1. The Company is duly organized and validly existing under the laws of the State of Delaware.

          2. The shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized and, when issued will be legally issued, fully paid and non-assessable.

          3. The 250,000 previously issued shares of Common Stock covered by the Registration Statement to be sold by the Selling Stockholders have been legally issued, fully paid and are non-assessable.

     We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          /s/ BLAU, KRAMER, WACTLAR &
                                                LIEBERMAN, P.C.